Exhibit 5.1

King & Spalding LLP 1l80 Peachtree Street N.E. Atlanta, Georgia 30309-3521 Phone: 404/ 572-4600 Fax: 404/572-5100 www.kslaw.com

December 18, 2013

Hanesbrands Inc.

1000 East Hanes Mill Road

Winston-Salem, North Carolina 27105

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Hanesbrands, Inc., a Maryland corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the offering from time to time, among other securities, of (i) debt securities of the Company (the “Debt Securities”) (ii) the guarantees (the “Guarantees”) of the Debt Securities by the subsidiary guarantors listed on Exhibit A hereto (the “Guarantors”), (iii) depositary shares (the “Depositary Shares”), each representing a fractional interest in a share of preferred stock, $0.01 par value per share (the “Preferred Stock”), of the Company, (iv) warrants (the “Warrants”) for the purchase of Debt Securities, Preferred Stock or the common stock, $0.01 par value per share (the “Common Stock”), of the Company, (v) stock purchase contracts (the “Stock Purchase Contracts”), representing contracts to purchase Common Stock and (vi) stock purchase units (the “Stock Purchase Units”), consisting of Stock Purchase Contracts and either Debt Securities or debt obligations of third parties. The Debt Securities, the Guarantees, the Depositary Shares, the Warrants, the Share Purchase Contracts and the Share Purchase Units are hereinafter referred to collectively as the “Covered Securities.”

The Debt Securities are to be issued under an indenture (the “Indenture”) between the Company, the Guarantors, and Branch Banking and Trust Company, as trustee (the “Trustee”). In our capacity as such counsel, we have reviewed the Indenture. We have assumed that the Indenture has been duly authorized and executed by the Trustee and constitutes a valid and binding agreement of the Trustee.

The Depositary Shares are to be issued from time to time pursuant to a deposit agreement (the “Deposit Agreement”) to be entered into between the Company and a bank or trust company (the “Depositary”) selected by the Company. The Warrants will be issued under a warrant agreement (the “Warrant Agreement”) between the Company and a warrant agent (the “Warrant Agent”) selected by the Company. The Stock Purchase Contracts will be

Hanesbrands Inc.

December 18, 2013

issued pursuant to a purchase contract agreement (the “Purchase Contract Agreement”) between the Company and a purchase contract agent (the “Purchase Contract Agent”) selected by the Company. The Stock Purchase Units will be issued pursuant to a unit agreement (the “Unit Agreement”) between the Company and a unit agent (the “Unit Agent”) selected by the Company. The Deposit Agreement, the Warrant Agreement, the Purchase Contract Agreement and the Unit Agreement are hereinafter referred to collectively as the “Transaction Agreements.”

We have assumed that the execution and delivery of, and the performance of all obligations under, the Transaction Agreements will be duly authorized by all requisite action by the parties thereto, that the Transaction Agreements will be duly executed and delivered by the parties thereto, that the Deposit Agreement will be a valid and binding agreement of the Depositary, enforceable against the Depositary in accordance with its terms, that the Warrant Agreement will be a valid and binding agreement of the Warrant Agent, enforceable against the Warrant Agent in accordance with its terms, that the Purchase Contract Agreement will be a valid and binding agreement of the Purchase Contract Agent, enforceable against the Purchase Contract Agent in accordance with its terms and that the Unit Agreement will be a valid and binding agreement of the Unit Agent, enforceable against the Unit Agent in accordance with its terms.

We have also reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies. We have relied, as to the matters set forth therein, on certificates of public officials. As to certain matters of fact material to this opinion, we have relied, without independent verification, upon certificates of the Company and the Guarantors, and of certain officers of the Company and the Guarantors.

Based upon and subject to the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1. Upon due authorization, the Debt Securities, when (a) the definitive terms and provisions of such Debt Securities have been duly established, (b) any supplemental indenture has been duly executed and delivered by the Company, the Guarantors and the Trustee and (c) when the Debt Securities are duly executed and delivered by the Company and authenticated by the Trustee in accordance with the Indenture and paid for by the purchasers thereof, the Debt Securities will be legally issued by the Company and will constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms;

2. Upon due authorization, the Guarantees, when (a) the definitive terms and provisions of such Guarantees have been duly established, (b) a

Hanesbrands Inc.

December 18, 2013

supplemental indenture providing for the Guarantees has been duly executed and delivered by the Company, the Guarantors and the Trustee and (c) when the Debt Securities are duly executed and delivered by the Company and the Guarantors and authenticated by the trustee in accordance with the Indenture and when the Debt Securities have been paid for by the purchasers thereof, the Guarantees will constitute valid and legally binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms;

3. Upon the due authorization of the issuance of the Depositary Shares and the issuance and delivery thereof in accordance with the terms of the applicable Deposit Agreement, such Depositary Shares will have been validly issued, will represent a valid evidence of interest in the related Preferred Stock and will entitle the holders thereof to the rights specified in the Deposit Agreement;

4. Upon the due authorization of the Warrants and when duly executed by the Company and countersigned by the Warrant Agent in accordance with the applicable Warrant Agreement, the Warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms;

5. Upon the due authorization of the Stock Purchase Contracts and when duly executed by the Company and countersigned by the Purchase Contract Agent in accordance with the applicable Purchase Contract Agreement, the Stock Purchase Contracts will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and

6. Upon the due authorization of the Stock Purchase Units and when duly executed by the Company and countersigned by the Unit Agent in accordance with the applicable Unit Agreement, the Stock Purchase Units will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions set forth above are subject, as the enforcement of remedies, to bankruptcy, insolvency, reorganization, preference, receivership, moratorium, fraudulent conveyance or similar laws relating to or affecting the enforcement of creditors’ rights generally and to the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought.

This opinion is limited in all respects to the laws of the States of Colorado, Kansas, New York and Maryland and the Delaware General Corporation Law and the Delaware Limited Liability Company Act, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Hanesbrands Inc.

December 18, 2013

With respect to matters governed by the laws of the States of Colorado, Kansas and Maryland we have relied, with the consent of such counsel, upon the opinions, dated as of the date hereof, of Hogan Lovells US LLP, Foulston Siefkin LLP and Venable LLP, respectively. Our opinions with respect to such matters are subject to the same qualifications, assumptions and limitations as are set forth in such opinions.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Company and the Guarantors in connection with the matters addressed herein.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to this firm as having passed on the validity of the Covered Securities under the caption “Legal Matters” in the Registration Statement.

Very truly yours,

/s/ King & Spalding LLP
KING & SPALDING LLP

Exhibit A

Entity	Jurisdiction of Formation
BA International, L.L.C.	Delaware
Caribesock, Inc.	Delaware
Caribetex, Inc.	Delaware
CASA International, LLC	Delaware
CC Products, Inc.	Delaware
Ceibena Del, Inc.	Delaware
Crescent Industries LLC	Delaware
Elizabeth Needlecraft LLC	Delaware
Event 1, Inc.	Kansas
GearCo, Inc.	Delaware
GFSI Holdings, Inc.	Delaware
GFSI, Inc.	Delaware
Hanes Menswear, LLC	Delaware
Hanes Puerto Rico, Inc.	Delaware
Hanesbrands Direct, LLC	Colorado
Hanesbrands Distribution, Inc.	Delaware
Hanesbrands Export Canada LLC	Delaware
HBI Branded Apparel Enterprises, LLC	Delaware
HBI Branded Apparel Limited, Inc.	Delaware
HbI International, LLC	Delaware
HBI Sourcing, LLC	Delaware
Inner Self LLC	Delaware
Jasper-Costa Rica, L.L.C.	Delaware
Maidenform (Bangladesh) LLC	Delaware
Maidenform Brands LLC	Delaware
Maidenform LLC	Delaware
Maidenform (Indonesia) LLC	Delaware
Maidenform International LLC	Delaware
MF Retail LLC	Delaware
Nicholas Needlecraft LLC	Delaware
Playtex Dorado, LLC	Delaware
Playtex Industries, Inc.	Delaware
Seamless Textiles, LLC	Delaware
UPCR, Inc.	Delaware
UPEL, Inc.	Delaware